News Release	Contact:
For Immediate Release	James J. Hyland, VP Investor Relations (636) 534-2369 Email: investor.relations@tlcvision.com

TLC Vision Corporation Announces
Status of OccuLogix Stock Sale

ST. LOUIS, MO, October 15, 2007: TLC Vision Corporation (NASDAQ:TLCV; TSX:TLC), North America’s premier eye care services company, today announced that JEGC OCC Corp. (JEGC) was not able to complete the purchase of TLC Vision’s remaining 18,770,302 common shares of OccuLogix, Inc. (TSX:OC)(NASDAQ:OCCX) by the deadline of October 12, 2007. JEGC retains a non-exclusive right to purchase the shares under the agreement, which remains in effect subject to both parties’ right to terminate the agreement.

Jim Wachtman, President and Chief Executive Officer of TLCVision stated,”OccuLogix recently announced that its Board of Directors authorized the exploration of strategic alternatives to enhance shareholder value.  As the largest stockholder of OccuLogix, we fully support that effort.  We also believe that the recent trading price range of its shares does not properly reflect the value of OccuLogix’ technologies, business activities, or future prospects.”

On June 22, 2007, TLCVision announced the sale of 1,904,762 shares of OccuLogix common stock to JEGC at a price of US$1.05 per share for proceeds of US$2.0 million.

Forward Looking Statements
This press release contains certain forward looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934, which statements can be identified by the use of forward looking terminology, such as “may”, “will”, “expect”, ”intend”, “anticipate”, “estimate”, “predict”, “plans” or “continue” or the negative thereof or other variations thereon or comparable terminology referring to future events or results. The Company’s actual results could differ materially from those anticipated in these forward looking statements as a result of numerous factors, including the timing of expenditures, effects of competition, changes to pricing, acquisitions and expansion opportunities, any of which could cause actual results to vary materially from current results or TLCVision’s anticipated future results. See the Company’s reports filed with the Canadian Securities Regulators and the U.S. Securities and Exchange Commission from time to time for cautionary statements identifying important factors with respect to such forward looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from results referred to in forward looking statements. TLCVision assumes no obligation to update the information contained in this press.

About TLCVision
TLCVision is North America’s premier eye care services company, providing eye doctors with the tools and technologies needed to deliver high-quality patient care. Through its centers management, and technology access service models, extensive optometric relationships, aggressive consumer advertising and managed care contracting strength, TLCVision maintains leading positions in Refractive, Cataract and Eye Care markets. More information about TLCVision can be found on the website at www.tlcv.com. Information about vision correction surgery can be found on the TLC Laser Eye Centers website at www.tlcvision.com.